Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of filing of the Annual Report on Form 10-K for the year ended December 31, 2020, GI Dynamics, Inc.’s (the “Company”) class of common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of the Company’s common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws, each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.7 is a part. We encourage you to read the Company’s amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of the Delaware General Corporation law for additional information.

Authorized and Outstanding Capital Stock

As of March 8, 2021, the Company had 398,000,000 authorized shares of capital stock, par value $0.01 per share, of which 280,000,000 were shares of common stock and 118,000,000 were shares of preferred stock, designated as Series A Preferred Stock.

Common Stock

The holders of the Company’s common stock will be entitled to one vote per share. In addition, the holders of common stock will be entitled to receive pro rata dividends, if any, declared by the Company’s board of directors out of legally available funds; however, the Company expects that the board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of the Series A Preferred Stock

Anti - takeover Provisions

Provisions of the Delaware General Corporation Law, the Company’s amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire the Company by means of a tender offer (takeover), a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware anti-takeover statute — Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years following the time the person became an interested shareholder, unless the business combination or the acquisition of shares that resulted in a shareholder becoming an interested shareholder is approved in a prescribed manner. A “business combination” can include a merger, asset or share sale or other transaction resulting in a financial benefit to an interested shareholder. Generally, an interested shareholder is a person who, together with its affiliates and associates, owns (or within three years prior to the determination of interested shareholder status did own) 15% or more of a corporation’s voting shares. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the Company’s common stock held by shareholders.

Size of the Board and Board vacancies — The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors on the board of directors is to be fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies will be filled by a majority of the remaining directors in office, unless otherwise required by law or by resolution of the board of directors.

Special shareholder meetings — The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of shareholders may be called by either a majority of the board of directors or by the holders of at least ten percent of the Company’s voting shares.

No cumulative voting — The Delaware General Corporation Law provides that shareholders are denied the right to cumulate votes in the election of directors unless the Company’s certificate of incorporation provides otherwise. The Company’s certificate of incorporation does not provide for cumulative voting.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their shareholders for monetary damages for breach of their fiduciary duties. The Company’s certificate of incorporation limits the liability of the Company’s directors to the fullest extent permitted by Delaware law.

The Company has obtained director and officer liability insurance to cover liabilities the Company’s directors and officers may incur in connection with their services to the Company. The Company’s amended and restated certificate of incorporation and amended and restated bylaws also provide that the Company will indemnify and advance expenses to any of its directors and officers who, by reason of the fact that he or she is one of the Company’s officers or directors, is involved in a legal proceeding of any nature. The Company will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by the Company in its name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests.

The Company has entered into agreements to indemnify its directors to the extent permitted by law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the Company has been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Prior to July 21, 2020, CHESS Depositary Interests, each representing one-fiftieth of one share of GI Dynamics common stock after giving effect to the April 9, 2015 1:10 reverse stock split, were listed on the Australian Securities Exchange under the trading symbol “GID.” Subsequent to such time, there is no public market for the Company’s securities.

Transfer Agent and Registrar

The Company’s transfer agent and registrar for its common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

2